Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
Lake Forest, IL, January 25, 2010 – Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2009 net income of $59 million, or $0.57 per share. Fourth quarter net income included $44 million, or $0.42 per share, from alternative fuel mixture tax credits, and after-tax non-cash charges of $1.2 million, or $0.01 per share, from asset disposals related to the announced major energy projects at the Counce and Valdosta mills. Net sales for the fourth quarter were $532 million compared to $546 million in the fourth quarter of 2008.
Excluding income from alternative fuel mixture tax credits and the asset disposal expenses, net income was $16 million, or $0.16 per share, versus fourth quarter 2008 net income of $30 million, or $0.30 per share. The decrease in earnings was driven by lower containerboard and corrugated products price and mix of $0.32 per share, which was partially offset by higher volume of $0.08 per share and lower costs for energy and transportation of $0.08 and $0.03 per share, respectively.
Net income for full year 2009 was $266 million, or $2.60 per share, and excluding alternative fuel mixture tax credits and the energy project asset disposal expenses, earnings were $96 million, or $0.94 per share, compared to $136 million, or $1.31 per share, in 2008. Net sales for 2009 were $2.15 billion compared to $2.36 billion in 2008.
Corrugated products shipments were up 8.3% and outside sales of containerboard were up 28,000 tons, or 29%, compared to last year’s fourth quarter. Containerboard production was 600,000 tons after taking 18,000 tons of downtime related to pulpwood shortages and market conditions. PCA ended 2009 with containerboard inventories on plan and about 6,000 tons above last year in anticipation of a mill outage at Valdosta in January related to the energy optimization project.
Paul T. Stecko, Chairman and CEO of PCA, said, “Our corrugated products demand was stronger than anticipated in the fourth quarter with shipments up 8.3% over last year and up 4.3% per workday over the third quarter of 2009. Outside sales of containerboard, particularly for export, were also very strong. Improved demand and lower costs helped to offset part of the earnings impact from the drop in prices that has occurred over the past year. Last Friday, however, Pulp & Paper Week, an industry trade publication, reported that prices for containerboard increased in January by $50/$70 per ton depending on region.”
“Looking ahead,” Mr. Stecko added, “We expect higher containerboard and box prices from announced increases, but most of the earnings benefit will not be realized until the second quarter when the pass-through to boxes is completed. Our Valdosta mill was down for five days in January for tie-ins for its energy project, and our Counce mill will be down for a week in March for its annual maintenance outage, which will increase costs and lower production. Much higher recycled fiber costs and higher energy and timing-related benefit costs are also expected in the first quarter. Considering these items, we currently estimate our first quarter earnings at about $0.12 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.15 billion in 2009. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 4th Quarter 2009 Earnings Conference Call

WHEN:	Tuesday, January 26, 2010 10:00 a.m. Eastern Time

NUMBER:	(866) 814-1917 (U.S. and Canada) or (703) 639-1361 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	January 26, 2010 1:00 p.m. Eastern Time through February 9, 2010 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International) Passcode: 1424856
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended Dec. 31,
(in millions, except per share data)	2009	2008
Net sales	$532.2	$546.1
Cost of sales	(444.7)	(432.1)

Gross profit	87.5	114.0
Selling and administrative expenses	(43.1)	(41.3)
Corporate overhead	(12.5)	(16.6)
Other income (expense), net	38.9	(4.3)

Income before interest and taxes	70.8	51.8
Interest expense, net	(8.9)	(9.1)

Income before taxes	61.9	42.7
Provision for income taxes	(3.2)	(12.5)

Net income	$58.7	$30.2

Earnings per share:
Basic	$0.58	$0.30

Diluted	$0.57	$0.30

Basic common shares outstanding	101.8	101.6
Diluted common shares outstanding	102.7	102.3

Supplemental financial information:
Capital spending	$45.6	$34.7
Cash balance	$260.7	$149.4

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Year Ended Dec. 31,
(in millions, except per share data)	2009	2008
Net sales	$2,147.6	$2,360.5
Cost of sales	(1,721.0)	(1,869.1)

Gross profit	426.6	491.4
Selling and administrative expenses	(173.4)	(173.3)
Corporate overhead	(54.6)	(61.0)
Other income (expense), net	153.9	(15.3)

Income before interest and taxes	352.5	241.8
Interest expense, net	(35.5)	(31.7)

Income before taxes	317.0	210.1
Provision for income taxes	(51.1)	(74.5)

Net income	$265.9	$135.6

Earnings per share:
Basic	$2.62	$1.32

Diluted	$2.60	$1.31

Basic common shares outstanding	101.6	102.8
Diluted common shares outstanding	102.4	103.6

Supplemental financial information:
Capital spending	$114.2	$133.0